EXHIBIT 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT made and entered into as of the 12th day of February, 2004 by and between Scientific-Atlanta, Inc., a Georgia corporation (the “Company”), and The Bank of New York, a New York banking corporation as rights agent (the “Rights Agent”) under the Rights Agreement dated as of February 23, 1997, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement.

NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

A. Paragraph (m) of Section 1 of the Rights Agreement is hereby amended by deleting paragraph (m) in its entirety and substituting therefore a new paragraph (m) as follows:

(m) “Stock Acquisition Date” shall mean the first date of public announcement by the Company that an Acquiring Person has become such.

B. Section 27 of the Rights Agreement is hereby amended by deleting Section 27 in its entirety and substituting therefore a new Section 27 as follows:

Section 27. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder, or (iv) change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect either the rights and duties of the Rights Agent or the interests of the holders of Rights Certificates (other than an Acquiring Person or Adverse Person or an Affiliate or Associate of an Acquiring Person or Adverse Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or Adverse Person and its Affiliates and Associates). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

C. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

D. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

E. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and affect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		SCIENTIFIC-ATLANTA, INC.

By:	/s/ Angie Woo	By:	/s/ James F. McDonald

Name:	Angie Woo	Name:	James F. McDonald
Title:	Assistant Secretary	Title:	President and Chief Executive Officer

Attest:		THE BANK OF NEW YORK, As Rights Agent

By:	/s/ Doug Di Toro	By:	/s/ Eon Canzius

Name:	Doug Di Toro	Name:	Eon Canzius
Title:	Assistant Treasurer	Title:	Vice President

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